Exhibit 3.2

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND

RIGHTS OF SERIES A CONVERTIBLE

PREFERRED STOCK, $0.0001 PAR VALUE PER SHARE

LSEB Creative Corp.. a corporation organized and existing under the laws of the State of Wyoming (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board") on February 4, 2026 in accordance with the provisions of its Articles of Incorporation (as amended and may be amended from time to time, the "Articles of Incorporation") and by-laws. The authorized series of the Corporation's previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

WHEREAS, pursuant to the Articles of Incorporation, the Board has the authority to issue in one or more series, with such rights, preferences and designations as it deems necessary or advisable without any additional action by the Corporation's shareholders (the "Preferred Stock Authorization"); and

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation, and by-laws of the Corporation, each as amended or amended and restated through the date hereof, including the Preferred Stock Authorization, the Board hereby authorizes a series of the Corporation's previously authorized preferred stock (the "Preferred Stock"), to be issued to certain large shareholders of common stock of the Corporation, and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I.NAME OF THE CORPORATION

LSEB Creative Corp.

II. DESIGNATION AND AMOUNT; DIVIDENDS

a.Designation. The designation of said series of preferred stock shall be Series A Convertible Preferred Stock, $0.0001 par value per share (the "Series A Preferred").

b. Number of Shares. The number of shares of Series A Preferred authorized shall be one million (1,000,000) shares, each of which shall have a stated value equal to $0.0001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series A Stated Value").

c. Dividends: Initially, there will be no dividends due or payable on the Series A Preferred. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation's Certificate of Incorporation. Any and all such future terms concerning dividends shall he reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

III. LIOUIDATION AND REDEMPTION RIGHTS

In the event of any liquidation. dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holder of Series A Preferred (each a "Holder") shall be entitled to receive, on parity with the holders Common Stock, based on the amount that would be received if each one (1) share of Series A Preferred was fully converted into 100 shares of the Corporation's Common Stock as of the date of the liquidation, dissolution or winding up of the Corporation. The assets of the Corporation available for distribution to the. holders of capital stock of the Corporation shalt likewise be distributed to the Holder of the Series A Preferred based on the amount of assets that would be received if each one (1) share of Series A Preferred was fully converted into 100 shares of the Corporation's Common Stock as of the date of the liquidation, dissolution or winding up of the Corporation. The Series A Preferred shall not have any priority or preference with respect to any distribution of any of the assets of the Corporation. Neither a consolidation or merger of the Corporation with another corporation or other entity nor a sale, transfer, lease or exchange of all or part of the Corporation's assets will be considered a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Article Ill.

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IV. CONVERSION

a. Conversion at Option of Holder. Each Holder of Series A Preferred may, from time to time and at any time, convert any or all of such Holder's shares of Series A Preferred into fully paid and non-assessable shares of Common Stock of the Corporation in an amount equal to 100 shares of the Corporation's Common Stock per share of Series A Preferred. Conversions of Series A Preferred pursuant to this Section shall be calculated and made on a post-conversion basis, such that the number of the shares of Common Stock held by the Holder immediately following the conversion of one share of Series A Preferred would equal 100 shares of Common Stock immediately following the conversion.

i. Mechanics of Conversion. A Holder shall effect a conversion by surrendering to the Corporation the original certificate or certificates representing the shares of Series A Preferred to be converted to the Corporation, together with a completed form of conversion notice. Each Conversion Notice shall specify the number of shares of Series A Preferred to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice.

ii. Taxes: The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the Conversion of the Series A Preferred.

iii. No Fractional Shares: No fractional shares of Common Stock will be issued from the Conversion of the Series A Preferred. If the Conversion of Series A Preferred would result in the issuance of a fractional share of Common Stock to a Holder (aggregating all shares of Series A Preferred being converted pursuant to a given Notice of Conversion), then the Corporation shall issue one share of Common Stock to each Holder of Series A Preferred with a fractional share as a result of the Conversion.

V.RANK

All shares of the Series A Preferred shall rank on par with the Corporation's Common Stock, based on the amount that would be received if each one (1) share of Series A Preferred was fully converted into 100 shares of the Corporation's Common Stock as of the time of conversion.

VI. VOTING RIGHTS

Each one share of the Series A Preferred shall have voting rights equal to 100 Common Stock. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the Holders of the outstanding shares of Series A Preferred shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Corporations Articles of Incorporation or by-laws.

VII. PROTECTION PROVISIONS

So long as any shares of Series A Preferred are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the Holders of Series A Preferred, alter or change the rights, preferences or privileges of the Series A Preferred so as to affect adversely the Holders of Series A Preferred.

VIII. MISCELLANEOUS

a. Status of Converted or Redeemed Stock: In case any shares of Series A Preferred. shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series A Preferred.

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b. Lost or Stolen Certificates: Upon receipt by the Corporation of (i) evidence of the loss, theft. destruction or mutilation of any Series A Preferred Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Series A Preferred Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Certificates. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Certificates if the Holder of the Series A Preferred contemporaneously requests the Corporation to convert such holder's Series A Preferred.

c. Waiver: Notwithstanding any provision in this Certificate of Designation to the contrary. any provision contained herein and any right of the Holders of Series A Preferred granted hereunder maybe waived as to all shares of Series A Preferred (and the Holders thereof) upon the unanimous written consent of the Holders of the Series A Preferred.

d. Notices: Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt. if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax. number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

LSEB Creative Corp.

30 N. Gould St

Sheridan, WY 82801

Attention: Lauren Bentley, Chief Executive Officer

If to the Holders of Series A Preferred, to the address listed in the Corporation's books and. records.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned has signed this certificate as of February 4, 2026.

LSEB CREATIVE CORP.

By: /s/ Lauren Bentley

Lauren Bentley, Chief Executive Officer

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